                                                                EXHIBIT 10.2 (a)


                               OPERATING COMMITTEE
                            2000 PROFIT SHARING PLAN



The purpose of this plan is to provide an incentive compensation system which rewards the corporate operating management proportionally to the profitability of the Corporation. It is intended that base salaries be held at about 75% of industry peer group averages, and a large portion of total compensation be variable depending on corporate earning performance. Stock options should make the third leg of the compensation plan so that the key operating management of Intermet is rewarded only when the shareholders are rewarded.

The percentages listed below shall be the profit sharing, subject to an adjustment factor, of Intermet's audited annual pretax earning before minority interest and corporate profit sharing. Profit sharing is to be paid not later than three (3) months after the end of the fiscal year.

The individual bonus profit sharing payout is subject to a 20% increase or decrease in the award [20% factor] at the sole discretion of the Board of Directors' Compensation Committee based upon the recommendations of the CEO.

                  Doretha Christoph         0.22%    (.0022)
                  Jim Mason*                0.20%    (.0020)
                  Dave Neilson              0.25%    (.0025)
                  Gary Ruff                 0.25%    (.0025)
                  Don Pyatt*                0.20%    (.0020)
                                            -------
                      Total                 1.12%

*  May be modified, following restructuring.

Interim payouts may be made at the end of each fiscal quarter in an amount of up to 75% of the annual profit sharing entitlement, calculated as of the end of each fiscal quarter.


                                   Submitted:   /s/ John Doddridge
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                                                Chairman & CEO

                                   Approved:    /s/ Thomas H. Jeffs
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                                                Chairman, Compensation Committee